Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is made as of February 8, 2019, by and between ARE-SAN FRANCISCO NO. 19, LLC, a Delaware limited liability company (“Landlord”), and TWIST BIOSCIENCE CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of July 26, 2013, as amended by that certain First Amendment to Lease dated as of August 7, 2013, as further amended by that certain Second Amendment to Lease dated as of May 19, 2015 (“Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of September 23, 2015, as further amended by that certain Fourth Amendment to Lease dated as of January 6, 2016, and as further amended by that certain Fifth Amendment to Lease dated as of April 12, 2016 (the “Fifth Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 12,979 rentable square feet (the “Premises”) in a building located at 455 Mission Bay Boulevard South, San Francisco, California (“Building”). The Premises are comprised of (i) approximately 8,039 rentable square feet on the fifth floor of the Building (“5th Floor Premises”) and (ii) approximately 4,940 rentable square feet on the first floor of the Building (“1st Floor Premises”), all as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The term of the Lease is scheduled to expire on the Extended Expiration Date which is September 30, 2019.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to (i) accelerate the expiration date of the Term of the Lease with respect to the 5th Floor Premises to May 31, 2019 and (ii) extend the Term of the Lease with respect to the 1st Floor Premises until December 31, 2019.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Term. The ‘‘Extended Expiration Date” shall mean (i) May 31, 2019 with respect to the Fifth Floor Premises and (ii) December 31, 2019 with respect to the 1st Floor Premises.

For the avoidance of any doubt, Tenant shall voluntarily surrender each of the 5th Floor Premises and the 1st Floor Premises on the respective Extended Expiration Date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. From and after the respective Extended Expiration Date, Tenant shall have no further rights of any kind with respect to the 5th Floor Premises and the 1st Floor Premises, and the Lease shall be deemed terminated with respect to the 5th Floor Premises and the 1st Floor Premises, as applicable. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the 5th Floor Premises and 1st Floor Premises, as applicable, and the termination of the Lease with respect to the 5th Floor Premises and 1st Floor Premises, as applicable. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the 5th Floor Premises or the 1st Floor Premises prior to the applicable Extended Expiration Date.

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2.

Defined Terms. Commencing on June 1, 2019, the definitions of “Premises,’’ “Rentable Area of Premises,” “Tenant’s Share of Building” and “Tenant’s Share of Project” shall revert back to the definitions set forth for such terms in the Second Amendment.

3.

Base Rent. Tenant shall be required and continue to pay Base Rent as provided in the Lease except that Tenant’s obligation to pay monthly Base Rent with respect to the 5th Floor Premises shall terminate on the Extended Expiration Date (i.e., May 31, 2019) and on the Extended Expiration Date (i.e., December 31, 2019) with respect to the 1st Floor Premises.

4.

Parking. Landlord shall have the right from time to time, upon 30 days prior written notice to Tenant, to reduce the number of additional parking spaces available to Tenant pursuant to Section 1 of the Fifth Amendment.

5.

5th Floor Premises Work. Tenant has requested that Landlord engage Therma to perform the work described on the proposal attached hereto as Exhibit A (the “Therma Work”) in the 5th Floor Premises prior to the Extended Expiration Date with respect to the 5th Floor Premises. Tenant agrees to reimburse Landlord, within 10 days after Landlord’s delivery to Tenant of an invoice therefor, for 41.2% of the cost of the Therma Work.

Tenant acknowledges and agrees that following the date of this Sixth Amendment, Landlord and Therma will require access to portions of the 5th Floor Premises in connection with Therma’s performance of the Therma Work, Landlord, Therma and their agents shall have the right to enter the 5th Floor Premises in connection with Therma’s performance of the Therma Work and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Therma’s performance of the Therma Work may adversely affect Tenant’s use and occupancy of the 5th Floor Premises. Tenant waives all claims against Landlord in connection with the Therma Work including, without limitation, rent abatement.

6.

Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Sixth Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

7.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

9.	Miscellaneous.

a.     This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

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b.     This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.     This Sixth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.     Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

(Signatures on next page)

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixth Amendment as of the day and year first above written.

TENANT:

TWIST BIOSCIENCE CORPORATION, a Delaware corporation

By:	/s/ Bill Banyai
Its:	COO

LANDLORD:

ARE-SAN FRANCISCO NO. 19, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, its managing member

	By:	ARE-QRS CORP., a Maryland corporation, its general partner

		By:	/s/ Jennifer Banks
		Its:	Jennifer Banks Co-Chief Operating Officer & General Counsel

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EXHIBIT A

Therma Work

1601 Las Plumas Avenue San Jose, California 95133-1613 (408) 347-3400 Fax (408) 347-3535

December 5, 2018

Jose Romero

Elissa Riedy

Alexandria Real Estate Equities, Inc.

1700 Owens St Suite 590

San Francisco, CA 94158

RE:	Twist 455 Mission Bay Blvd S, Building 3 San Francisco CA

CDA and VACUUM PUMPS

Re-pipe and install isolation valves and also add additional valves for future ties in.

FOR THE SUM OF	$ 4,040.21
For afterhours option add	$ 1,520.00

Terms/Conditions

Our prices include parts, tax and straight time labor.

Supplier/manufacturer price increases may nullify quoted amount.

Payment due within 30 day’s of receipt of invoice.

If project cannot be completed within 30 days of approval date progress billing may proceed.

Note: Therma’s liability is limited to its own negligence, omissions, or misconduct.

If you have questions or if I can be of further assistance, please feel free to call (408) 347-3500

To authorize the work, please sign below and fax back to me at (408) 347-3535.

Sincerely,

Bob Yarborough

Cc: Chris Quinn-West Bay HVAC Technician

Authorization
	Print Name	Signature

Date	P.O. #

The person signing this agreement has been authorized by his/her company to do so. C-4595-4171

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